Imation Corp. Receives Notice from NYSE Regarding Continued Listing Standards
OAKDALE, MN -(PR Newswire)--(February 8, 2016) — Imation Corp. (NYSE:IMN) (“Imation” or the “Company”) today announced that on February 2, 2016, Imation Corp. (the “Company”) received written notice (the “Notice”) from NYSE Regulation, Inc. that the Company fell below the continued listing standards of the New York Stock Exchange (“NYSE”). The Notice indicated that the Company was not in compliance with Section 802.01B of the NYSE Listed Company Manual because its average global market capitalization over a consecutive 30 trading-day period was less than $50 million, and its stockholders’ equity was less than $50 million.
The Company has already notified the NYSE that, in accordance with applicable NYSE rules, it intends to submit a plan within 45 days from the Company’s receipt of the Notice to cure the deficiency and return to compliance with NYSE continued listing requirements. The plan will advise the NYSE of definitive action the Company has taken, or is taking, that would bring it into conformity with market capitalization listing standards within 18 months of receipt of the Notice. The NYSE will review the plan and, within 45 days of its receipt, determine whether the Company has made a reasonable demonstration of an ability to conform to the relevant standards in the 18 month period. If the NYSE accepts the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the 18 month cure period, subject to the Company’s compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan. If the NYSE does not accept the plan, the Company’s common stock would be subject to suspension and delisting proceedings.
While the time to address a non-compliance issue is as described above, the Company expects to address this during the second quarter of 2016.

About Imation

Imation (NYSE: IMN) is a global data storage and information security company. Our products and solutions help organizations store, manage and protect digital content. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release, and in oral statements made from time to time by our representatives, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include information concerning our intention to submit a plan to the

NYSE to cure our deficiency in compliance with NYSE continued listing standards and our ability to cure such deficiency, as well as other actions, strategies and expectations, and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such statements are subject to a wide range of risks and uncertainties that could cause actual results in the future to differ materially from those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: our ability to successfully implement our strategy for our existing business as well as other lines of business that we may pursue; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to successfully identify suitable acquisition targets to implement our new strategy and to compete for these opportunities with others who may have greater resources; our ability to conduct due diligence on businesses we acquire to ensure that we have identified and addressed key aspects of liability and risk; the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated; the possible need to raise additional debt or equity financing for acquisitions in addition to the use of our excess cash; the impact of additional material charges and expenses associated with our oversight of acquired or target businesses and the integration of acquired businesses into our systems for financial reporting; our ability to successfully integrate current and future acquired businesses into our existing operations and achieve the expected economic benefits; our ability to effectively increase the size of our organization, if needed, and manage our growth; our ability to meet future revenue growth, gross margin and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the loss of a major customer, partner or reseller; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; tax consequences associated with our acquisition, holding and disposition of target companies and assets; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; our ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain and attract key employees to manage our existing businesses and the businesses we may acquire;

increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; the effect of the announcement of our review of strategic alternatives; and the volatility of our stock price due to our results or market trends.

CONTACT:
Imation Corp.
Danny Zheng, 651-704-4311
dzheng@imation.com